EXHIBIT 3.3 - BYLAWS (ESTATUTOS) OF IUSACELL, S.A. de C.V.

                             IUSACELL, S.A. DE C.V.

                                    CHAPTER I
                        DENOMINATION, PURPOSE, DURATION,
                            DOMICILE AND NATIONALITY

ARTICLE FIRST. The company is denominated "IUSACELL". This denomination must be followed by the words "Sociedad Anonima de Capital Variable", or its initials "S.A. de C.V.".

ARTICLE SECOND. The company has as object matter:

1. Purchase and Sale, import, export, distribution, installation, leasing and in general to enter into every kind of negotiations and contracting with devices and accessories, parts, pieces and components of cellular telephony equipment.

2. Promotion and contract by third parties the cellular telephony services rendering to the public, as well as in domestic as international level.

3. Obtain every kind of loans or credits, issue obligations, bonus, business paper and any other credit title or similar or equivalent instrument, with the intervention, in its case, of institutions and authorities signalled by the applicable laws, constituting, in its case, any kind of guarantee, of any nature; as well as to grant any kind of financing and guarantee in behalf of the moral persons that are shareholders of the company, or in which the company has any interest or participation of any nature, as well as those in which any shareholder of this one has any economical interest.

4. Subscribe, issue, publish, guarantee and in general, negotiate every kind of credit titles, as well as accept or endorse them.

5. Negotiate and enter into franchises contracts, obtain, acquire, use, dispose and register trade marks, names or advertising, patents, invention certificates and acquire or dispose of every kind of industrial property rights, as well as author rights and to grant or receive licenses or authorisations for the use or exploitation of such rights in the country or abroad.

6. To provide every sort of services or assessorship of technical, administrative, supervision organisation, marketing, research, development, engineering, human resources, public relations character and in general of any kind of services related to its object matter, as well in the Mexican Republic or abroad and to receive such services.

7. To grant or take in leasing or commodatum, acquire, possess, permute, alien, dispose, or lien the property or possession of any kind of immovable real state, as well as the actual rights over them and personal rights, necessary or convenient for their social object matter or for the operations or social object matters or the moral persons that are shareholders of the company, or in which the company has any interest or participation of any nature, as well as those in which any shareholder has any economical interest.

8. Acquire under any legal title shares, interests, participation or social parts of any kind of mercantile or civil companies, as well as domestic as foreign.

9. In general, to enter into and perform every deeds, contracts and operations connected, accessories or accidentals that are needed or convenient for the performance of the above mentioned object matters.

ARTICLE THIRD. The company's duration is indefinite.

ARTICLE FOURTH. The company's address is at Mexico City, Federal District, but the company can establish branches, agencies or offices and to appoint conventional addresses in any other place of the Mexican Republic or abroad, without such social address is understood as changed.

ARTICLE FIFTH. The company is Mexican and will be governed by the Mexican United States applicable laws. The company's actual or future foreign shareholders, are committed legally before Secretaria de Relaciones Exteriores (Foreign Relations Ministry) to be considered as nationals in respect of the company's shares they acquire or that belong to them, as well as the assets, concessions rights, participation or interests that belong to the company, or as well rights and obligations derived from the contracts in which the company has an agreement with Mexican authorities, and not to invoke, by the same reason, the protection of their governments under the penalty, otherwise, to loose in behalf of the Nation the social shares that they could have acquired.

                                   CHAPTER II
                            SOCIAL CAPITAL AND SHARES

ARTICLE SIXTH. The social capital is variable and is represented by ordinary and nominal shares, without nominal value expression.

The minimum fixed social stock without right to withdraw is $100,000.00 (One hundred thousand pesos 00/100 Domestic Currency) and is divided into 100,000 shares completely subscribed and paid.

Social stock shares are divided in the following Seriess:

1. Series "A", integrated by shares that represent a 51% of the social stock, that will only be able to be acquired by Mexican investors, with the exceptions foreseen in the applicable rule laws and guidelines.

2. Series "B", integrated by shares that represent a 49% of the social stock, that will be able to be acquired by Mexican and foreign investors.

The stockholders Assembly that agree to increase the social stock, will fix the shares characteristics issued for such effect, establishing sub-seriess if they wish for each series.

ARTICLE SEVENTH. The stocks are indivisible and, within their respective Series, will confer to their holders the same rights and obligations. Each stock will give the right to a vote in the Stockholders Assemblies.

The stocks in circulation have the right to participate equally in the payment of dividends or other distribution including that which takes place as a consequence of the company's liquidation.

The provisional certificates and stocks' definitive titles, will be able to support one or more stocks and will be signed by 2 owner members of the Administration Council, whose signature could be printed in facsimile in terms of the disposed by fraction VIII of Article 125 of the Ley General de Sociedades Mercantiles (General Corporations Law). Such certificates or titles shall satisfy all the requirements established by the above mentioned precept. In the event of definitive titles, these shall adherent carry the enumerated nominative coupons that the Administration Council agrees, in order to support the payment of dividends; likewise, they will have the condition that Article Fifth of this statutes refers.

In case of a loss, destruction or robbery of the stocks' titles, the owner will be able to demand the replacement in accordance with those disposed by Ley General de Titulos y Operaciones de Credito (Credit Operations and Titles' General Law). Expenses originated due to this reason, will be at the expense of the applicant.

ARTICLE EIGHTH. For the purposes of Article 128 of Ley General de Sociedades Mercantiles (General Corporations Law), the company will keep a Stocks Register where all subscription, acquisition or transmission operations that the capital stock's representative stocks are object shall be registered, with the expression of the former subscriber, acquirer or owner and the new stockholder.

By the decision of the Stockholders Extraordinary General Assembly, the company will be able to acquire the representative stocks of its capital stock, for its amortisation against sharing profits. The acquisition will be carried out according to the established within article 136 of the General Corporations Law, in terms and conditions that the Assembly which solves in the matter disposes.

Titles and amortized stocks, will remain cancelled. Once that the total number of called in stocks is known, the Council will be able to state in text of Article Sixth of social statutes, the new number of stocks in which the minimal part will be divided without the right to withdraw capital stock, by means of an act which will be filed and registered within Registro Publico del Comercio (Business Public Register), along with the act of the Assembly that has agreed the amortisation, without the necessity of a new Assembly's resolution.

ARTICLE NINTH. The company's fixed minimal capital, could be only increased by the determination of the Stockholders Extraordinary General Assembly.

Increases in the capital stock's variable part, will be carried out by the determination of the Stockholders Ordinary General Assembly.

No increase will be able to be decreed before the stocks previously issued are paid integrally.

When taking an agreement about capital increase, the respective Stockholders Assembly or any subsequent Stockholders Assembly will fix terms and basis in which such increase shall be carried out.

Capital increases will be carried out by means of a capitalisation of countable capital accounts, according to article 116 of General Corporations Law. or by a contribution in cash or in kind.

In the capital increases by capitalisation of countable capital accounts, all stocks will have the right to the proportional part that belongs to such accounts according to their sharing holding.

In capital increases, stocks Series "A"" and "B" shall be issued in the foreseen proportions for each within article Sixth of these statutes.

In payable capital increases by means of a contribution in cash or in kind, the holders of stocks of a Series will have the preferential right to subscribe the new stocks which are issued from the same Series, in proportion to the number of stocks they are holders at the moment of the increase.

The stockholders shall exercise their preference right within the term and on the conditions that the Assembly which determines the capital increase establishes for that purpose, on the understanding that the term will not be of less than 15 days nor more than 30 days and that the same will be calculated as of the publication date of the corresponding advice within Diario Oficial de la Federacion as of the celebration date of the respective Assembly, in the event that the totality of stocks that the capital stocks is divided, had been represented in the same.

If after the end of the term during which the stockholders shall exercise the preference right, some stocks had still remained without being subscribed, these could be offered by the Administration Council for their subscription and payment, to the physical or moral persons that the own Council determines, according to lineaments that the Stockholder Assembly had agreed but always in terms and conditions which are not more favourable to those to which they had been offered to the company's stockholders. When the increase is in the variable part of the capital stock and whenever the Assembly had determined so, the stocks which do not remain subscribed could be kept in the company's treasury for their subsequent investment in the way and terms that the same Assembly or, by a power conferred of this, the Administration Council determines.

All increase of capital stock shall be registered in the Capital Variations' Book which the company will carry for that purpose.

ARTICLE TENTH. The company's fixed minimal capital, could be only decreased by the determination of the Stockholders Extraordinary General Assembly.

Decreases of the capital variable part, will be carried out by the Stockholders Ordinary Assembly's decision.

Capital stock decreases will be carried out in order to face losses, to carry out reimbursements to the stockholders or exempt them from non-accomplished exhibitions.

The capital stock's reduction motivated by losses or reimbursements, in this last event unless it is a reimbursement by withdrawal, will be proportionally carried out with regard to all stocks in circulation.

All capital stock decrease will be registered in the Capital Variations' Book which the company will carry for that purpose.

                                   CHAPTER III
                                 ADMINISTRATION

ARTICLE ELEVENTH. The company's administration will be under the charge of an Administration Council composed by the odd number of owner members and their respective substitutes, that the Stockholders Assembly determines.

From the owner Advisers, half and one of them will be designated by stockholders of Series "A" and recognised as Advisers of Series "A"; and the rest of them will be designated by stockholders of Series "B" and recognised as Advisers of Series "B".

All stockholder or group of stockholders that represent a 25% of the capital stock, will have the right to designate an owner Adviser and, in its case, his respective substitute.

The substitute Advisers will only operate in absence of his respective owner Adviser.

Advisers will not require to guarantee the performance of their duty.

ARTICLE TWELFTH. Whoever the Stockholders Assembly designates will operate as Chairman of the Administration Council. In case of the temporal absence of the Chairman, the Adviser denominated by the other Advisers will act as such.

The Administration Council or, in lack of it, the Stockholders Assembly, will also be able to designate its Secretary and Substitute, who will not need to be Advisers. It will also be able to designate the people who will occupy the other positions which are established for the better performance of their functions.

Copies or records of session acts of the Council and Stockholders Assemblies, as well as sites included in non-accounted social registers and books, will be authorised by the Secretary.

The Chairman and Secretary are empowered, jointly or separately, to arrange the protocol of session acts of the Council or Assemblies, to grant and ratify powers that in their respective concern confer the Assembly or Council and, in its case, to arrange the registration in the Registro Publico de Comercio (Trade Public Register), as well as to perform the other necessary or proper acts for the legislation of such acts and in order that the taken determinations that are recorded on them, have completely the desired effects.

ARTICLE THIRTEENTH. The Administrative Council will have the company's legal representation and, except for the matters that the law or these statutes keep in an exclusive way to the Stockholders Assembly, it will be invested with the following powers:

1. General power for lawsuits and collections, for administration acts, including labour administration, and for rule acts, with all the general faculties and special ones that require a special clause according to the law, in terms of articles 2554, first, second and third paragraphs, and 2587 of the Civil Code for the Federal District and of the correlative arrangements of the Mexican Republic states' Civil Codes, as well as for the purposes of articles 11, 46, 47, 134 fraction III, 523, 692 fractions I, II and III, 687, 876, 878, 883 and 884 of Ley Federal del Trabajo (Work's Federal Law). Therefore, it will represent the company before all kind of administrative, judicial, federal, of the state, and municipal authorities, before all kind of agreement and agreement and arbitration meetings, as well as other work authorities, and before arbitrators and arbitrators. The former powers include declarative and not limitatively faculties to present all class of judgements and resources, even that of protection, and to desist from them; in order to make concessions, compromise in arbiters, join together and absolve positions, carry out the cession of goods, reject and receive payments; to argue about, carry out and verify collective contracts of work; represent the company before work authorities in labour matters where the enterprise takes part or third interested, in the initial audience as well as any of the stages of work right's process; present complaints and charges of penal character, to forgive and establish itself in co-operation with the Public Ministry.

2. To subscribe and at any way negotiate credit titles, in terms of article Ninth of the Ley General de Titulos y Operaciones de Credito (Credit Title's and Operations' General Law).

3. To open and cancel bank accounts at the company's name, as well as to deposit and draw on them and designate people who draw on the same.

4. To name and dismiss the legal representatives, civil servants, agents and employees of the company and to determine their responsibilities, guaranties and remuneration.

5. To summon to Stockholders' General, Ordinary and Extraordinary Assemblies, and to carry out their resolutions.

6. To confer general or special powers, always keeping the exercise of the same, as well as to revoke the powers it granted.

7. To carry out the Assembly agreements, delegate its faculties on any or some of the counsellors, on the Director or Manager or on the legal representatives or agents that it designates for the purpose, in order that they practice them in the business or business transactions and in terms and conditions that the same Council indicates, and in general to accomplish the necessary or proper acts and operations for the company's objective, except for those expressly kept by the Law or by these Statutes to the Assembly.

ARTICLE FOURTEENTH. The Administration's Council Chairman will preside over sessions of the own Council; he will fulfil the agreements of Assemblies and the Council without the necessity of any special resolution, and will have the other faculties and obligations that the General Corporations Law establishes and which the Administration Council confers expressly to it.

ARTICLE FIFTEENTH. The Council will gather in the periodicity that the same determines or when it is summoned by its Chairman or either one or the other Adviser.

The summons for the Council's sessions shall be sent to the Advisers by mail, telegram or a messenger, at least 5 days before the session's date. It is necessary that the summon is sent to the Advisers who live out of the social residence by telegram or telecopy, with the same anticipation.

Sessions could be carried out without the necessity of that advice if all the Advisers or their respective substitutes are present.

ARTICLE SIXTEENTH. In order that the Administration's Council sessions are considered legally installed, it is necessary the attendance of most of its members including one of the Advisers of Series "A" and one of Series "B". The resolutions will be valid when the present members are approved by the majority of votes, with the condition that they have the favourable vote of one of the Advisers of Series "A" and one of Series "B". In case of draw, the Administration Council's Chairman will not have vote of quality.

Each Council's session acts will be registered in the book held for the purpose and will be signed by the Chairman, Secretary and Commissioner(s) who attended.

The Administration's Council sessions shall be carried out in the company's address, except when the own Council believe appropriate to carried them out at other place within the domestic territory or abroad.

In accordance with article 143 of General Corporations Law, the Administration's Council resolutions will be validly taken without the necessity of carrying out a session of the Administration Council only if: i) the affirmative vote of all Advisers or acting Substitute Advisers is obtained, and ii) the resolutions are confirmed in writing. The resolution will be valid at the moment that the Secretary can authorise the records in writing of the agreement adopted according to a text that has circulated for that purpose.

                                   CHAPTER IV
                                    VIGILANCE

ARTICLE SEVENTEENTH. The company's vigilance will be entrusted to one or more Commissioners as the Stockholders Assembly who will have their respective substitutes determines,

The Commissioner(s) will not need to be stockholders of the company; they will be on their position one year and could be re-elected; but at all events will hold their position until the designated people for substitute them, take possession of their duties.

The Commissioner or Commissioners will have the power and obligations enumerated in article 166 of General Corporations Law, as well as all those delegated by the Stockholders General Assembly.

The Commissioners will not required to guarantee the performance of their duties.

                                    CHAPTER V
                            STOCKHOLDERS' ASSEMBLIES

ARTICLE EIGHTEENTH. The Stockholders' Assembly is the company's supreme organisation and its meetings will take place in the social residence.

The Stockholders Assemblies will be Extraordinary General and Ordinary General.

Except for the foreseen in these Statutes for increases and decreases of capital stock, the General Assemblies that are summoned to talk about any of the subjects included within article 182 of General Corporations Law, will be Extraordinary. All the remaining ones will be Ordinary General Assemblies.

Ordinary General Assemblies will be carried out at least once a year, within the 4 following months to the closing of each social exercise. Furthermore Order of the day matters, that article 181 of General Corporations Law refers, including the presentation to stockholders of the report that the general headline of article 172 of the above mentioned Law refers.

ARTICLE NINTEENTH. Summons for Stockholder Assemblies shall be made by the Administration Council or by the Chairman, Secretary, any of the Advisers or Commissioners. Likewise, the stockholders that represent at least 33% of the capital stock, will be able to ask in writing, at any time, that the Administration Council of the Commissioner or Commissioners summon a Stockholders Assembly to discuss about the matters they specify in the application.

Any stockholder owner of a stock will have the same right at any event that article 185 of General Corporations Law refers and according to the proceeding that the same establishes.

ARTICLE TWENTIETH. The summons for Assemblies shall be published within Diario Oficial de la Federacion and in one of the most important newspapers in the social residence, at least 15 days before the date indicated for the Assembly. The summons will have the Order of the day and shall be signed by the person or persons who perform them, in the opinion that if the Administration Council performed them, it will be enough the signature of the Chairman, Secretary or Substitute Secretary.

The Assemblies will be carried out without a previous summon, if the capital stock was completely represented in the voting moment.

ARTICLE TWENTY-FIRST. In order to attend to the Assemblies, the stockholders shall show the corresponding admission card, which will be issued only at the request of the people who are registered as titular of stocks in the company's Stocks Register, application that shall be presented at least 48 hours before the indicated hour for the Assembly's celebration. Furthermore, in the same advance the stockholders shall place the titles or certificates representing their stocks with the company or show a record of the deposit of the same in an authorised institution for it.

For the purposes of attendance to the Assemblies, the Stocks Register will be closed 48 hours before the fixed date for the celebration of the Assemblies it is about.

The stocks placed in order to have the right to attend the Assembly, will be given back only after the celebration of it, by delivering the receipt that due to them had been given to the stockholder.

ARTICLE TWENTY-SECOND. The stockholders can be represented in Assemblies by the person or persons that they designate by a certificate document signed after two witnesses.

The Administration Council's members and the Commissioner(s) will not be able to represent the stockholders at any assembly.

In the events that according to these statutes the stockholders who have stocks of only one Series shall vote separately, or that their votes shall be calculated separately, the respective voting or calculation will be carried out within the own General Assembly that corresponds.

In accordance with article 143 of the General Corporations Law, the resolutions of the Stockholders' Assemblies will be validly taken without the necessity of carrying out a physical assembly only if: i) the affirmative vote of all the stockholders is obtained, and ii) the resolutions are confirmed in writing. The resolution will be valid at the moment that the Secretary can guarantee the records in writing of the agreement taken according to a text that had circulated for that purpose.

ARTICLE TWENTY-THIRD. The Assemblies will be presided by the Administration Council's Chairman or, in his absence, by the person designated by the majority of votes of the present stockholders. As Secretary will operate the one of the

Administration Council or, in his absence, the Substitute Secretary; and in the absence of both, the post will be held by the person designated by the majority of votes of the present stockholders.

The Assembly acts will be registered in the respective book and will be signed by the Chairman and Secretary of the Assembly, as well as by the Commissioner(s) that attend to it.

ARTICLE TWENTY-FOURTH. In order that a Stockholders' Ordinary General Assembly is considered legally joined by virtue of the first summon, shall be represented on it at lest 51% of the stocks in circulation.

In the event of the second summon and except for that indicated in the following paragraph, the Stockholders' Ordinary Assemblies could be validly carried out whichever is the number of stocks in circulation that are represented in the Assembly.

In order that the resolutions of the Ordinary Assembly are validly taken, as a result of the first or subsequent summon, the attendance will be necessary and the fact that they are favourably voted by the majority of votes of stocks of Series "A" and by the majority of votes of stocks of Series "B".

ARTICLE TWENTY-FIFTH. In order that a Stockholders' Extraordinary General Assembly is considered legally joined by virtue of the first summon, shall be represented on it by at least 75% of the stocks in circulation.

In the event of a second or subsequent summon, the Stockholders' Extraordinary Assemblies will be validly carried out if in them is represented at least the 51% of the stocks in circulation.

So that the resolutions of the Extraordinary Assembly are validly taken, as a result of a first or subsequent summon, it will be necessary that they are favorable voted by the majority of votes of the stocks in Series "A" and by the majority of votes of the stocks in Series "B".

                                   CHAPTER VI
                              FINANCIAL INFORMATION
                                PROFITS AND LOSS

ARTICLE TWENTY-SIXTH. Within the following 3 months to the closing of each social exercise, the Administration Council prepares, at least, the following financial information:

1. A report of the Administration Council about the progress of the company in the exercise, as well as the policies followed by the Council and, in its case, about the main existent projects.

2. A report where main policies, countable and of information criteria followed in the preparation of financial information are stated and explained.

3. A statement that shows the company's financial condition at the date of the exercise closing.

4. A statement that shows, duly explained and classified, the results of the company during the exercise.

5. A statement that shows changes in the company's financial condition during the exercise.

6. A statement that shows changes in the entries which integrate the social patrimony, occurred during the exercise; and

7. The necessary notes to complete or explain the information that the former statements supply.

ARTICLE TWENTY-SEVENTH. The report that the former article refers, jointly with the Commissioner or Commissioners' reports, shall be finished and at the disposal of the stockholders, along with the proving documentation, at least 15 days before the Assembly that had to discuss about them.

The stockholders will have the right of receiving a copy of the corresponding reports.

ARTICLE TWENTY-EIGHTH. Once fulfilled the deductions of Law, including, in a declarative way, the relative to the payment of the Tax over Revenue, annual net profits that show the financial statements approved by the Assembly, they will be applied as follows:

1. The 5% to the legal reserve fund, until the same is equivalent, at least, to the 20% of the capital stock;

2. The percentage that Assembly determines to constitute, increase and rebuild capital reserves and foresight, reinvestment and special of reserve's funds, that it consider convenient; and

3. The remnant, if it existed, for the purpose that the Stockholders' Ordinary Assembly determines.

If there were loses, they will be reported by stockholders in proportion to the number of their stocks and up to the value paid for them.

ARTICLE TWENTY-NINTH. The dividends that are not collected within 5 years reckoned as of the date in which the payment began, are understood as waived and prescribe in favour of the company, according to the laws in force, having to endorse them to the ordinary reserve's fund.

                                   CHAPTER VII
                           DISSOLUTION AND LIQUIDATION

ARTICLE THIRTIETH. The company will go into liquidation in any of the events indicated within article 229 of General Corporations Law.

ARTICLE THIRTY-FIRST. Once the company is dissolved, this will go into liquidation, the same that will be under the charge of the person or persons that the Stockholders Extraordinary General Assembly determines.

ARTICLE THIRTY-SECOND. The liquidation will be performed in attachment to the resolutions that the stockholders take when agreeing or stating the company's dissolution. Not having special resolutions from the Assembly, the liquidation will be made in accordance with the disposals of the respective chapter of General Corporations Law.

                                  CHAPTER VIII
                                SOCIAL EXERCISES

ARTICLE THIRTY-THIRD. Social exercises will last one year, reckoned as of January 1st, to December 31st of each year.